Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES FIRST QUARTER 2009 RESULTS

Beats First Call Consensus EPS Estimates; Raises Full Year Guidance

ATLANTA — April 28, 2009 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its first quarter ended March 31, 2009.  Highlights for the first quarter include:

•                  Net income of $32.5 million or $0.30 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $68.9 million

•                  Free cash flow (a non-GAAP measure) of $65.7 million

•                  Ending cash and marketable securities balance of $565.8 million

•                  Repurchased 3.6 million shares of common stock

•                  Increased full year Adjusted EBITDA (a non-GAAP measure) guidance to $220 million - $230 million

“In light of the difficult economic environment, we are especially pleased with our first quarter results. Most of our key metrics were in line with, or above expectations,” stated EarthLink Chairman and Chief Executive Officer Rolla P. Huff. “Our disciplined approach to continuously re-building and right-sizing our consumer access business is continuing to generate significant cash flow and meaningful shareholder value.  Based on subscriber trends and confidence in our ability to manage the cost structure of the business, we continue to expect total year 2009 Adjusted EBITDA margins to be consistent with total year 2008, and are therefore raising our previously announced guidance for full year 2009 results.”

Financial and Operating Results

EarthLink reported revenue of $199.1 million in the first quarter of 2009, an 8 percent decrease from the fourth quarter of 2008 and a 24 percent decline compared to the first quarter of 2008.  The sequential decline was expected based on historic seasonality in the first quarter, ongoing subscriber mix trends, and changes in the structure of certain partner relationships which contributed to lower revenue but higher gross margin percentages for this quarter.

Total sales and marketing, operations, customer support, and general and administrative expenses for the first quarter were $63.4 million, down 11 percent versus the prior quarter and a 33 percent improvement from the year-ago quarter.  Despite the company’s lowered investment in marketing spend for demand stimulation; EarthLink reported a sequential increase in gross subscriber adds over the prior quarter for its premium narrowband, value narrowband and DSL products.

Profitability and Other Financial Measures

EarthLink realized $32.5 million, or $0.30 per share, of income from continuing operations in the first quarter of 2009, a 33 percent improvement compared to $24.4 million, or $0.22 per share, in the fourth quarter of 2008, and down from $55.1 million, or $0.50 per share, reported in the first quarter of 2008.  Net income was $32.5 million, or $0.30 per share, for the first quarter of 2009, up 33 percent from the prior quarter’s net income of $24.4 million, or $0.22 per share, and down from $51.7 million, or $0.47 per share, in the year-ago quarter. The first quarter of 2009 included an income tax provision of $20.9 million, compared with $9.3 million in the first quarter of 2008 and an income tax benefit of $56.1 million in the fourth quarter of 2008 that was due to the partial release of EarthLink’s valuation allowance related to its deferred tax assets.

The continued reductions in sales and marketing and back office support expenses resulted in EarthLink generating Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $68.9 million for the first quarter of 2009, as compared to $72.4 million in the fourth quarter of 2008 and $82.1 million in the first quarter of 2008.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $65.7 million during the first quarter of 2009, compared to $70.1 million during the fourth quarter of 2008 and $81.7 million in the first quarter of 2008. The company had capital expenditures of $3.1 million in the first quarter of 2009.

EarthLink ended the first quarter with $565.8 million in cash and marketable securities, an increase of $31.5 million from December 31, 2008. EarthLink utilized $22.3 million in cash in the first quarter to repurchase 3.6 million shares of the company’s common stock.

“EarthLink continued to opportunistically return cash to shareholders through stock buybacks in an economic environment where most companies are eliminating these types of programs,” explained Huff. “We continue to believe that nothing should be off the table as we evaluate our future capital structure alternatives. The strength of our balance sheet during these uncertain economic times provides us the optionality to concurrently evaluate strategic alternatives that would create additional shareholder value.  We continue to be disciplined and patient as we consider all of the opportunities available to the company.”

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

  Today the company is raising and narrowing its previously announced guidance for 2009.  For full year 2009 management now expects Adjusted EBITDA of $220 million to $230 million. Full year guidance for free cash flow is being increased to $200 million to $220 million, based upon the aforementioned Adjusted EBITDA guidance along with $10 million to $20 million in estimated capital expenditures. Additionally, EarthLink now expects to generate income from continuing operations of $90 million to $100 million for full year 2009.

Non-GAAP Measures

Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 5 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Tuesday, April 28, 2009, at 8:30 a.m. EDT  hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Kevin Dotts.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from at 9:30 a.m. EDT on April 28 through midnight on May 5.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 93310805.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet.

Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we face significant competition which could reduce our profitability; (3) that adverse economic conditions may harm our business; (4) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (5) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (6) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that our commercial and alliance arrangements may not be renewed, which could adversely affect our results of operations; (9) that our business may suffer if third parties used for technical and customer service and technical support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (10) that service interruptions or impediments could harm our business; (11) that government regulations could adversely affect our business or force us to change our business practices; (12) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services;  (13) that we may not be able to protect our intellectual property; (14) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (15) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (16) that our business depends on effective business support systems, processes and personnel; (17) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (18) that our VoIP business exposes us to certain risks that could cause us to lose customers, expose us to significant liability or otherwise harm our business; (19) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (20) that the use of our net operating losses and certain other tax attributes could be limited in the future; (21) that our stock price has been volatile historically and may continue to be volatile; (22) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (23) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008.

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EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2009
Revenues:
Access and service	$234,849	$178,698
Value-added services	28,225	20,365
Total revenues	263,074	199,063

Operating costs and expenses:
Cost of revenues	97,551	75,565
Sales and marketing	30,916	17,022
Operations and customer support	39,224	27,746
General and administrative	24,926	18,622
Amortization of intangible assets	4,013	2,147
Facility exit and restructuring costs (1)	1,030	488
Total operating costs and expenses	197,660	141,590

Income from operations	65,414	57,473
Gain on investments, net	—	259
Interest expense and other, net (2)	(1,041)	(4,291)
Income from continuing operations before income taxes	64,373	53,441
Income tax provision	(9,274)	(20,944)
Income from continuing operations	55,099	32,497
Loss from discontinued operations, net of tax (3)	(3,392)	—
Net income	$51,707	$32,497

Basic net income per share
Continuing operations	$0.50	$0.30
Discontinued operations	(0.03)	—
Basic net income per share	$0.47	$0.30
Basic weighted average common shares outstanding	109,493	108,071

Diluted net income per share
Continuing operations	$0.50	$0.30
Discontinued operations	(0.03)	—
Diluted net income per share	$0.47	$0.30
Diluted weighted average common shares outstanding	110,300	109,168

EARTHLINK, INC.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA (5)

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2008	2009

Income from continuing operations	$55,099	$27,304	$32,497
Income tax provision (benefit)	9,274	(56,107)	20,944
Depreciation and amortization	10,482	6,982	6,509
Stock-based compensation expense	5,152	5,814	4,390
(Gain) loss on investments, net	—	2,969	(259)
Interest expense and other, net (2)	1,041	1,747	4,291
Impairment of goodwill and intangible assets (4)	—	78,672	—
Facility exit and restructuring costs (1)	1,030	4,973	488
Adjusted EBITDA (5)	$82,078	$72,354	$68,860

Depreciation - cost of revenues	$3,436	$2,031	$1,890
Depreciation - other	3,033	2,755	2,472
Amortization of intangible assets	4,013	2,196	2,147
Depreciation and amortization	$10,482	$6,982	$6,509

EARTHLINK, INC.
Reconciliation of Income From Continuing Operations to Free Cash Flow (5)
(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2008	2009

Income from continuing operations	$55,099	$27,304	$32,497
Income tax provision (benefit)	9,274	(56,107)	20,944
Depreciation and amortization	10,482	6,982	6,509
Stock-based compensation expense	5,152	5,814	4,390
(Gain) loss on investments, net	—	2,969	(259)
Interest expense and other, net (2)	1,041	1,747	4,291
Impairment of goodwill and intangible assets (4)	—	78,672	—
Facility exit and restructuring costs (1)	1,030	4,973	488
Purchases of property and equipment	(278)	(1,877)	(3,133)
Purchases of subscriber bases	(117)	(352)	—
Free cash flow (5)	$81,683	$70,125	$65,727

EARTHLINK, INC.
Reconciliation of Guidance Provided in Non-GAAP Measures (5)
(in millions)

	Year
	Ending
	December 31,
	2009
Income from continuing operations	$90 - $100
Depreciation	19
Amortization of intangible assets	9
Stock-based compensation expense	15
Income tax provision	70
Interest expense and other, net (2)	17
Adjusted EBITDA (5)	$220 - $230

	Year
	Ending
	December 31,
	2009
Income from continuing operations	$90 - $100
Depreciation	19
Amortization of intangible assets	9
Stock-based compensation expense	15
Income tax provision	70
Interest expense and other, net (2)	17
Purchases of property and equipment	(20) - (10)
Free cash flow (5)	$200 - $220

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	March 31,	December 31,	March 31,
	2008	2008	2009
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$320,023	$534,373	$565,841
Long-term debt	258,750	258,750	258,750
Stockholders’ equity	359,788	486,475	500,097

Employee Data
Number of employees at end of period (6)	922	754	717

	March 31,	December 31,	March 31,
	2008	2008	2009
Subscriber Data (7)
Consumer services
Narrowband access subscribers	2,368,000	1,747,000	1,587,000
Broadband access subscribers (8)	1,026,000	896,000	856,000
Total consumer subscribers	3,394,000	2,643,000	2,443,000

Business services
Narrowband access subscribers	25,000	17,000	14,000
Broadband access subscribers	65,000	59,000	57,000
Web hosting accounts	97,000	87,000	84,000
Total business subscribers	187,000	163,000	155,000

Total subscribers at end of period	3,581,000	2,806,000	2,598,000

	Three Months Ended March 31,
	2008	2009
Subscriber Activity
Subscribers at beginning of period	3,876,000	2,806,000
Gross organic subscriber additions	253,000	116,000
Adjustment (9)	—	(7,000)
Churn	(548,000)	(317,000)
Subscribers at end of period	3,581,000	2,598,000

Churn Rate (10)	4.9%	3.9%

Consumer Data
Average subscribers (11)	3,538,000	2,539,000
ARPU (12)	$20.38	$20.95
Churn rate (10)	5.0%	4.0%

Business Data
Average subscribers (11)	190,000	160,000
ARPU (12)	$81.88	$82.37
Churn rate (10)	2.7%	3.1%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (13)

(in thousands)

	Three Months Ended March 31,
	2008	2009
Consumer Services
Revenues
Access and service	$188,971	$139,790
Value-added services	27,373	19,772
Total revenues	216,344	159,562
Cost of revenues	71,173	52,334
Gross margin	145,171	107,228
Segment operating expenses	61,001	37,206
Segment income from operations	$84,170	$70,022

Business Services
Revenues
Access and service	$45,878	$38,908
Value-added services	852	593
Total revenues	46,730	39,501
Cost of revenues	26,378	23,231
Gross margin	20,352	16,270
Segment operating expenses	14,871	11,259
Segment income from operations	$5,481	$5,011

Consolidated
Revenues
Access and service	$234,849	$178,698
Value-added services	28,225	20,365
Total revenues	263,074	199,063
Cost of revenues	97,551	75,565
Gross margin	165,523	123,498
Direct segment operating expenses	75,872	48,465
Segment income from operations	89,651	75,033
Stock-based compensation expense	5,152	4,390
Amortization of intangible assets	4,013	2,147
Facility exit and restructuring costs (1)	1,030	488
Other operating expenses	14,042	10,535
Income from operations	$65,414	$57,473

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.              In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the later half of 2007 and completed during 2008. Management continues to evaluate EarthLink’s businesses and, therefore, there may be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded.

2.              On January 1, 2009, the Company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion” (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate. The resulting debt discount is accreted over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 requires retrospective application for all periods presented. The adoption of FSP APB 14-1 on January 1, 2009 affected the accounting for the Company’s Convertible Senior Notes due November 15, 2026 (the “Notes”), which were issued in November 2006. Upon adoption, the Company recorded an adjustment to increase additional paid-in capital as of the November 2006 issuance date by approximately $62.1 million. The Company is accreting the resulting debt discount to interest expense over the estimated five-year life of the Notes, which represents the first redemption date of November 2011. The Company recorded a pre-tax adjustment of approximately $22.3 million to retained earnings that represents the debt discount accretion during the years ended December 31, 2006, 2007 and 2008 and will recognize additional non-cash interest expense of $12.2 million, $13.4 million and $12.4 million during the years ending December 31, 2009, 2010 and 2011, respectively, for accretion of the debt discount.

The following table presents the adjusted amounts for interest expense and other, net, income from continuing operations and net income for each quarter in the year ended December 31, 2008 as a result of the restrospective application of FSP APB 14-1:

	Three Months Ended
	March 31,	June 30	Sept. 30,	Dec. 31,
	2008	2008	2008	2008
	(in thousands)
Interest expense and other, net	$1,041	$3,482	$3,281	$4,605
Income from continuing operations	55,099	54,969	52,576	24,446
Net income	51,707	50,604	51,895	24,378

3.              In November 2007, management concluded that its municipal wireless broadband operations were no longer consistent with the Company’s strategic direction and the Company’s Board of Directors authorized management to pursue the divestiture of the Company’s municipal wireless broadband assets. As a result of that decision, the Company presented the municipal wireless broadband results of operations as discontinued operations. As of December 31, 2008, the Company had completed the divestiture of its municipal wireless broadband assets.

4.              During the fourth quarter of 2008, EarthLink concluded that the goodwill and certain of the intangible assets recorded as a result of its April 2006 acquisition of New Edge Networks were impaired and recorded a non-cash impairment charge of $78.7 million. EarthLink concluded the carrying value of its goodwill, customer relationships and trade names related to the New Edge acquisition were impaired in conjunction with its annual test of goodwill and intangible assets deemed to have indefinite lives as well as an updating of its long-term outlook.

5.              Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.  Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

6.              Represents full-time equivalents.

7.              Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

8.              Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

9.              During the three months ended March 31, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts.

10.        Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

11.        Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period.

12.        ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

13.        The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed private IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock-based compensation expense under SFAS No. 123(R), impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.